UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2023

ABVC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40700	26-0014658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44370 Old Warm Springs Blvd. Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (510) 668-0881

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ABVC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on May 24, 2023, ABVC BIOPHARMA, INC. (the “Company”) received a deficiency letter from the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the minimum stockholders' equity requirement, or the alternatives of market value of listed securities or net income from continuing operations, for continued listing on the Nasdaq Capital Market.

As previously disclosed, on July 31, 2023, the Company issued 300,000 shares of its common stock, par value $0.001 per share (“Common Stock”) and 200,000 pre-funded warrants, at an exercise price of $0.01 per share, in a registered direct offering.  Pursuant to this transaction, the stockholders’ equity was increased by $1.75M.

We also previously disclosed that on August 1, 2023, the holder of $500,000 of Notes (as hereinafter defined) converted such notes at $3.50 per share and received 142,857 shares of Common Stock. As a result of this conversion, the stockholders’ equity was increased by $0.5M.

Additionally, as previously disclosed on the Form 8-K filed on August 17, 2023, the Company entered into a cooperation agreement with Zhonghui United Technology (Chengdu) Group Co., Ltd.  Following execution of definitive agreements, the Company will acquire a 20% ownership of certain property and a parcel of the land owned by Zhonghui in exchange for an aggregate of 370,000 shares of Common Stock. Although the closing of this transaction is subject to the satisfaction or waiver of certain standard closing conditions, the Company believes it will close, following which the Company estimates the stockholders’ equity will increase by $7.4M.

As disclosed in the Form 8-K filed on February 24, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with one investor, pursuant to which the Company issued the investor a secured, convertible note in the principal amount of $3,704,167 (the “Offering”), for a purchase price of $3,175,000 (the “Note”), that is convertible into shares of Common Stock at an initial conversion price of $1.05 per share, subject to adjustment (the “Note Shares”). On August 24, 2023, the Company started repaying the investor the monthly installments due under the Notes;  $308,000 was repaid via the issuance of 176,678 shares of Common Stock (the “Monthly Shares”) at the Redemption Share Price (as defined in the Notes) of $1.698 per share. Pursuant to the terms of the Note, the investor increased the amount of the next monthly payment to one million dollars, such that as of September and together with the Monthly Shares, the Company will have repaid the investor a total of $1M by September 2023. As a result, the stockholders’ equity will increase by an additional $1M.

As a result of the four transactions referenced above, the Company estimates that its stockholders’ equity has increased by approximately $3.25M and will increase by another $7.4M upon issuance of shares to Zhonghui, for a total of approximately $10.65M. As of August 31, 2023, the Company believes it has regained compliance with the stockholders’ equity requirement.

Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement, and if at the time of the Company’s next periodic report the Company does not evidence compliance, it may be subject to delisting.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABVC BioPharma, Inc.

August 31, 2023	By:	/s/ Uttam Patil
Uttam Patil
Chief Executive Officer